Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/21/2014	Investors: Chris Stent, 630-623-3801
Media: Heidi Barker, 630-623-3791
McDONALD'S REPORTS THIRD QUARTER 2014 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2014, reflecting lower revenues, operating income and earnings per share.
“McDonald’s third quarter results reflect a significant decline versus a year ago, with our business and financial performance pressured by a variety of factors - from a higher effective tax rate, to unusual events in the operating environments in APMEA and Europe, to under-performance in the U.S., our largest geographic segment,” said McDonald's President and Chief Executive Officer Don Thompson. “While our ability to withstand these factors is a testament to the Company’s enduring brand and strong financial foundation, by all measures our performance fell short of our expectations.”
Don Thompson continued, “We recognize that we must demonstrate to our customers and the entire McDonald's System that we understand the problems we face and are taking decisive action to fundamentally change the way we approach our business.”
The Company is implementing a new global approach designed to increase its relevance with customers and drive guest traffic. This is focused on three specific areas:

•
McDonald's Experience of the Future - a comprehensive restaurant execution concept that elevates the menu and customer experience elements that are hallmarks of the McDonald's brand, and capitalizes on investments in reimaging, service and technology enhancements to improve the look, feel and convenience of the McDonald's experience in ways that are in-tune with today's consumer needs,

•
Digital Strategy - a global strategy built around simplifying the customer journey across ordering, payment and mobile offers - beginning with the implementation of exciting and relevant new options, such as Apple Pay,

•
Resourcing for Growth - a diligent review of the organization's structure and use of resources in order to redirect spending toward those initiatives, such as the digital strategy and the McDonald's Experience of the Future, that will support the Company's key long-term growth initiatives.

Third quarter results included:

•	Global comparable sales decrease of 3.3%, reflecting negative guest traffic in all major segments and the impact of the previously-disclosed supplier issue in certain markets in APMEA

•	Consolidated revenues decrease of 5% (4% in constant currencies), partly due to the impact of the supplier issue

•
Consolidated operating income decrease of 14% (14% in constant currencies), approximately half due to the impact of the supplier issue, and the remainder largely due to soft operating performance in the U.S. and certain markets in Europe

•	Effective tax rate of 44.4%, primarily due to an increase in tax reserves related to certain foreign tax matters

•
Diluted earnings per share of $1.09, a decrease of 28% (28% in constant currencies). The following items, which total $0.42 per share, negatively impacted diluted earnings per share by 28% (28% in constant currencies) for the quarter:

◦	$0.26 per share due to an increase in tax reserves related to certain foreign tax matters

◦	$0.15 per share due to the estimated impact of the supplier issue resulting from lost sales and profitability

◦	$0.01 per share due to the estimated impact of temporary store closures in Russia and Ukraine

◦
Excluding the impact of these items, earnings per share for the quarter would have been relatively flat compared to last year.  This supplemental information is provided to help investors understand the impact of recent events on the Company's results.

•	Returned $4.6 billion year-to-date September to shareholders through dividends and share repurchases, in connection with our $18-$20 billion, 3-year cash return target
In addition, the Company previously announced the following:

•	On September 18, 2014, McDonald's Board of Directors increased the quarterly cash dividend by 5% to $0.85 per share - the equivalent of $3.40 per share annually - effective for the fourth quarter 2014
In the U.S., third quarter comparable sales decreased 3.3% driven by negative guest traffic amid sustained competitive activity. Operating income for the quarter declined 10% as initiatives to address the current market dynamics did not translate into improved financial results.  Under the leadership of the segment’s recently elected President, Mike Andres, McDonald’s U.S. is moving quickly to implement new initiatives designed to deliver:

•	A flatter, more nimble organization that ensures key business decisions are made closer to the customer, by people with local market expertise,

•
A revamped marketing approach that links national messaging around our food quality, brand transparency and people initiatives - complemented by local ad campaigns that are responsive to individual market preferences, and

•	A simplified menu that showcases the Company's core products and features locally-relevant menu options - available in new, customizable ways.
Europe’s third quarter comparable sales declined 1.4% and operating income decreased 2% (2% in constant currencies). While consumer confidence and other issues related to the operating environment in Russia and Ukraine and ongoing weakness in Germany negatively impacted the segment’s quarterly results, the U.K. delivered positive comparable sales and operating income performance. Looking ahead, McDonald's Europe will work to build guest traffic by pursuing targeted opportunities that leverage everyday value, classic core favorites, blended-ice beverages and key daypart initiatives.
APMEA's third quarter comparable sales decreased 9.9% and operating income declined 55% (56% in constant currencies) due primarily to the impact of the supplier issue on sales and profitability in China, Japan and certain other markets. APMEA is diligently working to restore consumer trust and confidence in McDonald’s brand and strengthen the segment’s financial results to continue driving the long-term potential of this segment.
Don Thompson concluded, “We began 2014 mindful of the challenges we faced in driving sales and profitability. The internal factors and external headwinds have proven more formidable than expected and will continue into the fourth quarter, with global comparable sales for October expected to be negative. These significant challenges call for equally significant changes in the way we do business.  In the U.S., we are driving decision making from headquarters back into the field, where our restaurants serve the daily needs of our customers in their local communities.  In our international markets, we are taking action to restore customer trust and regain business momentum. We understand the depth of the challenges and we are responding with the sense of urgency required to improve our performance.”
KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2014	2013	(Dec)	(Decrease) Excluding Currency Translation	2014	2013	(Dec)	(Decrease) Excluding Currency Translation
Revenues	$6,987.1	$7,323.4	(5)%	(4)%	$20,869.1	$21,012.5	(1)%	0%
Operating income	2,072.5	2,416.7	(14)	(14)	6,197.5	6,563.9	(6)	(5)
Net income	1,068.4	1,522.2	(30)	(29)	3,660.3	4,188.9	(13)	(12)
Earnings per share-diluted*	$1.09	$1.52	(28)%	(28)%	$3.69	$4.16	(11)%	(10)%

*
The following items, which total $0.42 per share, negatively impacted diluted earnings per share by 28% (28% in constant currencies) for the quarter and 10% (10% in constant currencies) for the nine months:

•
$0.26 per share due to an increase in tax reserves for 2003-2008 resulting from an unfavorable lower tax court ruling in a foreign tax jurisdiction, as well as an increase in tax reserves related to audit progression in other foreign tax jurisdictions.

•
$0.15 per share due to the estimated impact of the previously-disclosed supplier issue in China. In mid-July, food quality issues were discovered at a supplier to McDonald's and other food companies in China. As a consequence, results in China, Japan and certain other markets were negatively impacted due to lost sales and profitability, including expenses associated with our recovery efforts.

•	$0.01 per share due to the estimated impact of temporary store closures in Russia and Ukraine.

•
Excluding the impact of these items, earnings per share for the quarter would have been relatively flat compared to last year.  This supplemental information is provided to help investors understand the impact of recent events on the Company's results.

In addition, foreign currency translation had a negative impact of $0.01 and $0.04 on diluted earnings per share for the quarter and nine months, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended September 30, 2014.
McDonald's Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on October 21, 2014. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.
The Company plans to release October 2014 sales information on November 10, 2014.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving approximately 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2014	2013	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,596.2	$4,923.1	$(326.9)	(7)%
Revenues from franchised restaurants	2,390.9	2,400.3	(9.4)	0

TOTAL REVENUES	6,987.1	7,323.4	(336.3)	(5)

Operating costs and expenses
Company-operated restaurant expenses	3,874.7	4,004.4	(129.7)	(3)
Franchised restaurants—occupancy expenses	431.2	408.4	22.8	6
Selling, general & administrative expenses	575.8	554.3	21.5	4
Other operating (income) expense, net	32.9	(60.4)	93.3	n/m
Total operating costs and expenses	4,914.6	4,906.7	7.9	0

OPERATING INCOME	2,072.5	2,416.7	(344.2)	(14)

Interest expense	149.3	130.5	18.8	14
Nonoperating (income) expense, net	2.1	13.6	(11.5)	(84)

Income before provision for income taxes	1,921.1	2,272.6	(351.5)	(15)
Provision for income taxes	852.7	750.4	102.3	14

NET INCOME	$1,068.4	$1,522.2	$(453.8)	(30)%

EARNINGS PER SHARE-DILUTED	$1.09	$1.52	$(0.43)	(28)%

Weighted average shares outstanding-diluted	983.8	1,004.2	(20.4)	(2)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2014	2013	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$13,872.6	$14,129.9	$(257.3)	(2)%
Revenues from franchised restaurants	6,996.5	6,882.6	113.9	2

TOTAL REVENUES	20,869.1	21,012.5	(143.4)	(1)

Operating costs and expenses
Company-operated restaurant expenses	11,611.6	11,649.9	(38.3)	0
Franchised restaurants—occupancy expenses	1,275.9	1,202.7	73.2	6
Selling, general & administrative expenses	1,825.4	1,757.8	67.6	4
Other operating (income) expense, net	(41.3)	(161.8)	120.5	75
Total operating costs and expenses	14,671.6	14,448.6	223.0	2

OPERATING INCOME	6,197.5	6,563.9	(366.4)	(6)

Interest expense	422.7	388.4	34.3	9
Nonoperating (income) expense, net	(1.1)	26.2	(27.3)	n/m

Income before provision for income taxes	5,775.9	6,149.3	(373.4)	(6)
Provision for income taxes	2,115.6	1,960.4	155.2	8

NET INCOME	$3,660.3	$4,188.9	$(528.6)	(13)%

EARNINGS PER SHARE-DILUTED	$3.69	$4.16	$(0.47)	(11)%

Weighted average shares outstanding-diluted	991.1	1,008.2	(17.1)	(2)%
n/m Not meaningful